Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2012 SECOND QUARTER RESULTS

IONIA, Mich., July 30, 2012 - Independent Bank Corporation (Nasdaq: IBCP) reported second quarter 2012 net income applicable to common stock of $3.2 million, or $0.11 per diluted share, versus a net loss applicable to common stock of $1.0 million, or $0.12 per share, in the prior-year period.  For the six months ended June 30, 2012, the Company reported net income applicable to common stock of $5.7 million, or $0.19 per diluted share, compared to a net loss applicable to common stock of $9.4 million, or $1.16 per share, in the prior-year period.

2012 results were highlighted by:

•
A second consecutive profitable quarter, with significant improvement in operating results driven by declines in the provision for loan losses and in non-interest expenses as well as an increase in non-interest income.

•	Additional improvement in asset quality, with non-performing assets down 10% during the quarter and 21% since the end of 2011.
•	A $3.1 million, or 75%, year-over-year decline in the provision for loan losses.
•	Strong mortgage-banking results with a $1.8 million, or 100%, year-over-year increase in net gains on mortgage loans.
•	Growth in core deposits (inclusive of those deposits in branches that are expected to be sold in the third quarter of 2012), which increased $90.2 million, or 4.4% since the end of 2011.
•	Regulatory capital ratios that increased and remain above minimum requirements for “well-capitalized” institutions.

On May 23, 2012 the Company announced the sale of 21 branches to Chemical Bank.  This transaction is expected to close on September 14, 2012.

Michael M. Magee, the Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report  our second consecutive quarter of profitability in 2012 as well as further progress in improving asset quality, as evidenced by a reduction in our non-performing loans, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  We remain focused on building consistent profitability, and we are optimistic that the improvements we have observed in the Michigan economy will continue to help support our efforts.  Given the pending branch sale and the positive impact  on our regulatory capital ratios, our capital initiatives are now centered on strategies to convert the preferred stock owned by the U.S. Treasury into common stock and exiting TARP while still preserving the potential future use of our net deferred tax asset, which totaled approximately $71.9 million at June 30, 2012 and on which we have established a full valuation allowance.  The potential future recovery of this valuation allowance represents a source of capital that would be of significant value to our shareholders.”

Operating Results

The Company’s net interest income totaled $21.8 million during the second quarter of 2012, a decrease of $1.6 million, or 6.6% from the year-ago period, and a decrease of $0.3 million, or 1.2% from the first quarter of 2012.  The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.02% during the second quarter of 2012, compared to 4.36% in the year-ago period, and 4.14% in the first quarter of 2012. The net interest margin decreased due primarily to a change in asset mix, as higher yielding loans declined and lower yielding short-term investments increased.  The year-over-year decrease in net interest income was partially offset by an increase in average interest-earning assets, which rose to $2.18 billion in the second quarter of 2012 compared to $2.15 billion in the year-ago quarter and $2.14 billion in the first quarter of 2012.  The increase in average interest-earning assets primarily reflects a rise in securities available for sale that was partially offset by a decline in loans.

For the first six months of 2012, net interest income totaled $43.9 million, a decrease of $3.9 million, or 8.2% from 2011.  The Company’s net interest margin for the first six months of 2012 decreased to 4.08% compared to 4.35% in 2011.  The reasons for the decline in net interest income for the first six months of 2012 are generally consistent with those described above for the comparative quarterly periods.

Service charges on deposits totaled $4.6 million and $8.8 million, respectively, for the second quarter and first six months of 2012, representing decreases of 4.8% and 3.5%, respectively, from the comparable year ago periods.  These decreases principally relate to a decline in customer overdraft occurrences.

Interchange income totaled $2.4 million and $4.7 million for the second quarter and first six months of 2012, respectively, representing increases of 4.3% and 5.7%, respectively, over the year ago comparative periods.  These increases primarily reflect a rise in customer debit card transaction volume and PIN-based interchange fees.

Net gains on the sale of mortgage loans were $3.6 million in the second quarter of 2012, compared to $1.8 million in the year-ago quarter.  For the first six months of 2012, net gains on the sale of mortgage loans totaled $7.4 million compared to $3.7 million in 2011. The increase in net gains relates primarily to a rise in mortgage loan sales volume associated with increased origination volume driven by record low interest rates.

Mortgage loan servicing generated a loss of $1.1 million and $0.1 million in the second quarters of 2012 and 2011, respectively. This increased loss was due to the change in the impairment reserve (a $0.9 million impairment charge in the second quarter of 2012 compared to a $0.6 million impairment charge in the year-ago quarter) as well as a $0.7 million increase in the amortization of capitalized mortgage loan servicing rights.  The impairment charge in the second quarter of 2012 primarily reflects lower mortgage loan interest rates resulting in higher estimated future prepayment rates.  For the first six months of 2012, mortgage loan servicing generated a loss of $0.4 million as compared to income of $0.8 million in 2011.  The first six months comparative variance is primarily due to a $1.0 million increase in the amortization of capitalized mortgage loan servicing rights as well as changes in the impairment reserve ($0.2 million charge in 2012 versus a $0.1 million charge in 2011).  Capitalized mortgage loan servicing rights totaled $10.7 million at June 30, 2012 compared to $11.2 million at Dec. 31, 2011.  As of June 30, 2012, the Company serviced approximately $1.76 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $29.5 million in the second quarter of 2012, compared to $31.9 million in the year-ago period.  The quarterly year-over-year decline in non-interest expenses was primarily due to decreases in loan and collection costs (down $1.2 million), credit card and bank service fees (down $0.4 million), and vehicle service contract counterparty contingencies (down $1.0 million).  For all of 2012, non-interest expenses totaled $57.5 million versus $65.8 million in 2011.  The first six months decline in non-interest expenses was primarily due to decreases in loan and collection costs (down $2.2 million), occupancy costs (down $0.6 million), vehicle service contract counterparty contingencies expense (down $2.9 million), net losses on other real estate and repossessed assets (down $0.6 million), credit card and bank service fees (down $0.8 million), and other non-interest expenses (down $1.4 million).  Loan and collection costs have declined significantly in 2012, which primarily reflects the overall decrease in the volume of problem credits (non-performing loans and “watch” credits).  In addition, vehicle service contract counterparty contingencies expense has also declined significantly in 2012, which primarily reflects lower expected incurred losses and reduced levels of payment plan receivables.

Asset Quality

Commenting on asset quality, CEO Magee added:  "Our provision for loan losses decreased by $3.1 million, or 74.6%, in the second quarter of 2012 compared to the year-ago amount, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  Since the start of this year, non-performing loans and commercial loan watch credits have declined by approximately 25% and 17%, respectively.  In addition, thirty- to eighty-nine day delinquency rates at June 30, 2012 were 1.02% for commercial loans and 0.98% for mortgage and consumer loans. These are at or near to the lowest levels that we have seen in several years.  Nonetheless, we continue to focus on further improving asset quality and reducing credit related costs."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	6/30/2012	12/31/2011	6/30/2011
	(Dollars in Millions)
Commercial	$22.8	$29.3	$25.2
Consumer/installment	2.7	3.5	3.0
Mortgage	19.3	26.2	23.9
Payment plan receivables(2)	0.3	0.9	1.6
Total	$45.1	$59.9	$53.7
Ratio of non-performing loans to total portfolio loans	3.09%	3.80%	3.21%
Ratio of non-performing assets to total assets	3.10%	4.07%	3.94%
Ratio of the allowance for loan losses to non-performing loans	113.97%	98.33%	112.66%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $14.8 million, or 24.8%, since year-end 2011.  All categories of non-performing loans declined, but the principal decreases since year-end 2011 were in commercial loans and residential mortgage loans. The decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during 2012.  Non-performing commercial loans have declined by $55.3 million, or 70.9%, since they peaked in 2008.  Non-performing retail (residential mortgage and consumer/installment) loans have declined by $37.2 million, or 62.8%, since they peaked in 2009.  Other real estate and repossessed assets totaled $29.5 million at June 30, 2012, compared to $34.0 million at Dec. 31, 2011.

The provision for loan losses was $1.1 million and $4.2 million in the second quarters of 2012 and 2011, respectively.  For the first six months of 2012, the provision for loan losses totaled $6.2 million versus $14.9 million in 2011.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  Loan net charge-offs were $4.9 million (1.31% annualized of average loans) in the second quarter of 2012, compared to $9.4 million (2.21% annualized of average loans) in the second quarter of 2011.  Loan net charge-offs were $12.9 million (1.69% of average loans) and $22.3 million (2.58% of average loans) for all of 2012 and 2011, respectively.  The year to date declines in 2012 loan net charge-offs by category were: commercial loans $7.0 million; mortgage loans $1.6 million; and consumer/installment loans $0.7 million.  At June 30, 2012, the allowance for loan losses totaled $51.3 million, or 3.52% of portfolio loans, compared to $58.9 million, or 3.73% of portfolio loans, at Dec. 31, 2011.

Balance Sheet, Liquidity and Capital

Total assets were $2.40 billion at June 30, 2012, an increase of $96.1 million, or 4.2%, from Dec. 31, 2011.  Loans, excluding loans held for sale, were $1.46 billion at June 30, 2012, compared to $1.58 billion at Dec. 31, 2011.  Deposits (including $417.5 million related to the aforementioned pending branch sale) totaled $2.18 billion at June 30, 2012, an increase of $96.7 million from Dec. 31, 2011.  The increase in deposits is primarily due to growth in checking and savings accounts.

Cash and cash equivalents totaled $419.8 million at June 30, 2012, versus $341.1 million at Dec. 31, 2011. Securities available for sale totaled $247.0 million at June 30, 2012, versus $157.4 million at Dec. 31, 2011.  This $89.6 million increase is primarily due to the purchase of residential mortgage-backed and U.S. government agency securities during the first six months of 2012.

Total shareholders’ equity was $113.2 million at June 30, 2012, or 4.71% of total assets.  Tangible common equity totaled $24.1 million at June 30, 2012, or $2.75 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratio	6/30/2012	12/31/2011	Well Capitalized Minimum

Tier 1 capital to average total assets	6.98%	6.77%	5.00%
Tier 1 capital to risk-weighted assets	11.21%	10.13%	6.00%
Total capital to risk-weighted assets	12.48%	11.41%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq Symbol: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.4 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates convenient locations across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank has received the “Highest Customer Satisfaction with Retail Banking in the North Central Region” from the J.D. Power and Associates 2012 Retail Banking Satisfaction StudySM.  The J.D. Power and Associates study results are based on experiences and perceptions of consumers surveyed January-February, 2012. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at: www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, estimates of credit quality trends, and statements about the potential value of our deferred tax assets. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance.  These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties, such as changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation’s counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets	(In thousands, except share amounts)
Cash and due from banks	$60,838	$62,777
Interest bearing deposits	358,920	278,331
Cash and Cash Equivalents	419,758	341,108
Trading securities	86	77
Securities available for sale	247,047	157,444
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20,494	20,828
Loans held for sale, carried at fair value	43,386	44,801
Loans held for sale, carried at lower of cost or fair value	53,180	-
Loans
Commercial	612,044	651,155
Mortgage	547,210	590,876
Installment	199,190	219,559
Payment plan receivables	98,946	115,018
Total Loans	1,457,390	1,576,608
Allowance for loan losses	(51,346)	(58,884)
Net Loans	1,406,044	1,517,724
Other real estate and repossessed assets	29,504	34,042
Property and equipment, net	50,802	62,548
Bank-owned life insurance	50,094	49,271
Other intangibles	7,065	7,609
Capitalized mortgage loan servicing rights	10,651	11,229
Prepaid FDIC deposit insurance assessment	11,008	12,609
Vehicle service contract counterparty receivables, net	28,879	29,298
Fixed assets held for sale relating to branch sale	8,491	-
Accrued income and other assets	16,976	18,818
Total Assets	$2,403,465	$2,307,406
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$471,718	$497,718
Savings and interest-bearing checking	852,214	1,019,603
Retail time	392,544	526,525
Brokered time	48,860	42,279
Total Deposits	1,765,336	2,086,125
Deposits held for sale relating to branch sale	417,521	-
Other borrowings	17,929	33,387
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	7,118	6,633
Accrued expenses and other liabilities	32,214	28,459
Total Liabilities	2,290,293	2,204,779
Shareholders' Equity
Preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at June 30, 2012 and December 31, 2011; liquidation preference: $83,061 at June 30, 2012 and $81,023 at December 31, 2011	82,004	79,857
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 8,749,220 shares at June 30, 2012 and 8,491,526 shares at December 31, 2011	249,751	248,950
Accumulated deficit	(208,569)	(214,259)
Accumulated other comprehensive loss	(10,014)	(11,921)
Total Shareholders' Equity	113,172	102,627
Total Liabilities and Shareholders' Equity	$2,403,465	$2,307,406

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
	(unaudited)
	(In thousands)

Interest Income
Interest and fees on loans	$23,696	$24,346	$28,102	$48,042	$57,586
Interest on securities
Taxable	933	658	344	1,591	811
Tax-exempt	244	296	298	540	630
Other investments	382	396	383	778	818
Total Interest Income	25,255	25,696	29,127	50,951	59,845
Interest Expense
Deposits	2,305	2,424	4,511	4,729	9,456
Other borrowings	1,120	1,172	1,232	2,292	2,555
Total Interest Expense	3,425	3,596	5,743	7,021	12,011
Net Interest Income	21,830	22,100	23,384	43,930	47,834
Provision for loan losses	1,056	5,131	4,156	6,187	14,858
Net Interest Income After Provision for Loan Losses	20,774	16,969	19,228	37,743	32,976
Non-interest Income
Service charges on deposit accounts	4,552	4,201	4,784	8,753	9,066
Interchange income	2,407	2,322	2,308	4,729	4,476
Net gains (losses) on assets
Mortgage loans	3,579	3,860	1,793	7,439	3,728
Securities	169	684	115	853	328
Other than temporary impairment loss on securities
Total impairment loss	(85)	(177)	327	(262)	(142)
Loss recognized in other comprehensive loss	-	-	(327)	-	-
Net impairment loss recognized in earnings	(85)	(177)	-	(262)	(142)
Mortgage loan servicing	(1,088)	736	(126)	(352)	770
Title insurance fees	489	508	318	997	791
(Increase) decrease in fair value of U.S. Treasury warrant	(25)	(154)	642	(179)	996
Other	3,044	2,604	2,622	5,648	5,154
Total Non-interest Income	13,042	14,584	12,456	27,626	25,167
Non-interest Expense
Compensation and employee benefits	13,506	12,482	13,029	25,988	25,378
Loan and collection	2,407	2,890	3,580	5,297	7,447
Occupancy, net	2,490	2,716	2,663	5,206	5,764
Data processing	2,450	2,339	2,415	4,789	4,725
Furniture, fixtures and equipment	1,307	1,294	1,502	2,601	2,920
Legal and professional	1,268	897	801	2,165	1,579
Communications	826	875	889	1,701	1,837
FDIC deposit insurance	816	857	652	1,673	1,887
Net losses on other real estate and repossessed assets	633	987	777	1,620	2,183
Credit card and bank service fees	624	651	1,013	1,275	2,060
Advertising	639	556	670	1,195	1,224
Vehicle service contract counterparty contingencies	326	471	1,311	797	3,657
Provision for loss reimbursement on sold loans	126	432	363	558	769
Costs (recoveries) related to unfunded lending commitments	(12)	(47)	89	(59)	184
Other	2,077	649	2,151	2,726	4,159
Total Non-interest Expense	29,483	28,049	31,905	57,532	65,773
Income (Loss) Before Income Tax	4,333	3,504	(221)	7,837	(7,630)
Income tax benefit	-	-	(258)	-	(266)
Net Income (Loss)	$4,333	$3,504	$37	$7,837	$(7,364)
Preferred stock dividends and discount accretion	1,092	1,056	1,051	2,148	2,059
Net Income (Loss) Applicable to Common Stock	$3,241	$2,448	$(1,014)	5,689	$(9,423)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
	(unaudited)
Per Common Share Data
Net Income (Loss) Per Common Share (A)
Basic (B)	$.38	$0.29	$(.12)	$.66	$(1.16)
Diluted (C)	.11	0.07	(.12)	.19	(1.16)
Cash dividends declared per common share	.00	.00	.00	.00	.00

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	4.65%	4.82%	5.43%	4.73%	5.45%
Interest expense	0.63	0.68	1.07	0.65	1.10
Net interest income	4.02	4.14	4.36	4.08	4.35
Net Income (Loss) to (A)
Average common shareholders’ equity	47.96%	42.29%	(11.94)%	45.34%	(50.84)%
Average assets	0.54	0.42	(0.17)	0.48	(0.78)

Average Shares
Basic (B)	8,607,382	8,533,584	8,287,012	8,570,482	8,111,121
Diluted (C)	40,798,694	47,318,098	49,640,081	40,737,967	49,428,827

(A) These amounts are calculated using net income (loss) applicable to common stock.  For any period in which net income is recorded, dividends on convertible preferred stock are added back in the diluted per share calculation.

(B) Average shares of common stock for basic net income (loss) per common share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net income per common share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.  For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.

(D) Ratios have been annualized.